                                                                       Exhibit 5


                               HALE AND DORR LLP
                              Counsellors at Law
                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 * FAX 617-526-5000


                              December 18, 1997


Avid Technology, Inc.
Metropolitan Technology Park
One Park West
Tewksbury, MA 01876

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $5,000,000 of deferred compensation obligations (the "Obligations"), which represent the unsecured obligations of Avid Technology, Inc., a Delaware corporation (the "Company"), incurred pursuant to the terms of the Avid Technology, Inc. Nonqualified Deferred Compensation Plan (the "Plan").

     We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that, when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability.

     It is understood that this opinion is to be used only by the Company in connection with the registration of the Obligations under the Securities Act while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ Hale and Dorr LLP
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                                        HALE AND DORR LLP